Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Trustees and Shareholders

RAIT Financial Trust:

We consent to the incorporation by reference in the registration statements (No. 333-195549, No. 333-195547, No. 333-177324, No. 333-175901, No. 333-144603) on Form S-3 and (No. 333-182094, No. 333-151627, No. 333-125480, No. 333-100766, No. 333-67452) on Form S-8 of RAIT Financial Trust of our reports dated March 16, 2015, with respect to the consolidated balance sheets of RAIT Financial Trust and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income (loss), changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the related financial statement schedules II to IV, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the annual report on Form 10-K of RAIT Financial Trust.

Our report on the effectiveness of internal control over financial reporting expresses our opinion that RAIT Financial Trust did not maintain effective internal control over financial reporting as of December 31, 2014 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to a lack of sufficient qualified resources to ensure the appropriate design and operating effectiveness of the Company’s reconciliation controls, management review controls, and controls over complex transactions and accounting estimates was identified and included in management’s assessment.

/s/ KPMG LLP

Philadelphia, Pennsylvania

March 16, 2015